EXCLUSIVE LICENSE AGREEMENT

Made and effective in Jerusalem this 27 day of November 2002 (hereinafter the "Effective Date").

BETWEEN:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM

High Tech Park, Edmund Safra Campus, POB 39135, Givat Ram Jerusalem 91390, Israel (hereinafter referred to as "YISSUM");

AND BETWEEN:

MORRIA BIOPHARMA CEUTICAL, INC

having an office located at Tib street 1, Jerusalem 95450, Israel (hereinafter referred to as "the COMPANY").

WHEREAS, YISSUM is the owner of certain rights, title and interest in and to the Licensed Technology (as later defined herein);

WHEREAS, YISSUM is willing to grant and COMPANY desires to receive an exclusive worldwide license with rights to grant sublicenses and sub-sublicenses under the Licensed Technology.

WHEREAS, the parties have entered into a Founders Agreement concurrently herewith pursuant to which YISSUM owns a certain percentage of shares of COMPANY.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, YISSUM and COMPANY (hereinafter individually as a "Party"; and collectively as the "Parties") hereto expressly agree as follows:

SECTION 1

Recitals and Definitions

The recitals hereto constitute an integral part hereof.

In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, and the masculine gender shall include all other genders.

In this agreement the following expressions shall have the meanings appearing alongside them, unless the context otherwise requires.

1.1 "Affiliates" shall mean any corporation, partnership, or other entity which at any time during the term of this Agreement directly or through one or more intermediaries Controls or is Controlled by or is under common Control with a party to this Agreement, but only for so long as the relationship exists. A corporation or other entity shall no longer be an Affiliate when through loss, divestment, dilution or other reduction of ownership, the requisite Control no longer exists.

1.2  "Control" or "Controls" or "Controlled" shall mean: i) in the case of a corporation, ownership or control, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors; or ii) in the case of an entity other than a corporation, ownership or control, directly or indirectly, of more than fifty percent (50%) of the assets of such entity.

1.3 "Field" shall mean use of lipid conjugates for the treatment of disease.

1.4 "Licensed Materials" shall mean materials and compounds relating to the subject matter of the Licensed Technology, and the materials and compounds described and disclosed in the patent application.

1.5   "Licensed Process" shall mean any process which is covered by any Patents in the country in which any such process is used.

1.6  "Licensed Product" shall mean any product that:

i)  is covered by any Patents in the country in which any such product or any pail thereof is made, used or sold; or

ii)  is manufactured by using a process or is employed to practice a process which is covered by any Patents in the country in which any such process is used or in which such product or part thereof is used or sold.

1.7  "Licensed Technology" shall mean the Patents, Licensed Materials, Licensed Process, Licensed Product; and any technology, trade secrets, intellectual property, methods, processes, know-how, show-how, data, information, inventions, improvements, or results relating to the Patents and Licensed Materials.

1.8          The term "Net Sales" shall mean the amount billed by COMPANY, Affiliates or distributors to third parties, which are not Sublicensees, for Licensed Products, less:

i) discounts allowed in amounts customary in the trade for quantity purchases, cash payments, prompt payments, wholesalers and distributors;

ii) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales, including VAT;

iii) outbound transportation prepaid or allowed, amounts allowed or credited on returns, export licenses, import duties, value added tax, and prepaid freight.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by COMPANY and on its payroll, or for cost of collections. Net Sales shall occur when a Licensed Product or Licensed Process shall be invoiced. If Licensed Products or Licensed Process shall be distributed, sold or invoiced for a discounted price substantially lower than customary in the trade or if Licensed Products shall be distributed at no cost to Affiliates, Net Sales shall be based on the customary amount billed for such Licensed Products.

1.9 "Patents" shall mean, the patents and patent applications set forth on Appendix 1, together with any and all patent applications that may in the future be filed or granted on the intellectual property whether in the United States of America or any other country, including any and all substitutions for and divisions, continuations, continuation-in- part, provisionals, and non-provisionals, renewals, reissues, any foreign patent applications and divisional or national phase applications which claim priority of any application which issued into one of the patent applications set forth in Appendix 2.

1.10  "Sublicensee(s)" shall mean any third party to whom the COMPANY has granted sublicenses and sub-sublicenses pursuant to this Agreement,

1.11  "Sublicensing Revenue" shall mean all cash, sublicensing or sub-sublicensing fees, and running royalties paid to COMPANY by Sublicensee(s) in consideration for the granting of rights to the Patents and/or the Licensed Technology and in connection therewith, excluding any payments or reimbursements for expenses directly attributable to the conduct of clinical development and/or trials by the COMPANY.

1.12  "First Commercial Sale5" means in each country, the date the Licensed Product is first sold, marketed, or publicly made available for sale. Licensed Product for use, distributed or used for clinical trial purposes shall not be considered sold, marketed or made publicly available for sale and shall not constitute first commercial sale.

1.13  "Valid Claim" shall mean (a) a claim of an issued patent which has not expired and which has not been held revoked, invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having expired, and which has not been admitted to be invalid through reissue or disclaimer or otherwise; or (b) any claim of a pending patent application, which i) was filed in good faith; and ii) has not been pending for more than four (4) years.

SECTION 2

Grant

2.1  YISSUM hereby grants to COMPANY an exclusive, worldwide right and license, with the rights to sublicense and to sub-sublicense, to the Licensed Technology to make, have made, use, market, sell, have sold, offer to sell, import, license, and distribute, the Licensed Technology in the Field.

2.2  COMPANY shall have the right to enter into a sublicense and sub-sublicense agreements with respect to the Licensed Technology, subject to YISSUM's prior written consent, such consent not to be unreasonably withheld. If Yissum shall not respond within fifteen (15) business days of any written notice by the COMPANY of a proposed sub-license or sub-sublicense, including all material terms and conditions thereof, YISSUM shall be deemed to have given consent to such sublicense or sub-sublicense, as the case may be. All sublicenses and sub-sublicenses granted by COMPANY hereunder shall be subject to this Agreement in all respects. Each such sublicense and sub-sublicense agreement shall include a requirement that the Sublicensee or sub-Sublicensee as the case may be, use its best efforts to bring the subject matter of the sublicense or sub-sublicense as the case may be, into commercial use. Upon termination of this Agreement, each Sublicensee's or sub- Sublicensee's as the case may be, rights under any sublicense or sub-sublicense agreement shall also terminate. No sublicense or sub-sublicense shall relieve COMPANY of any of its obligations under this Agreement. COMPANY shall forward to YISSUM a complete copy of each sublicense 01־ sub-sublicense agreement as the case may be (including, without limitation, all amendments and addenda) granted hereunder 1within thirty (30) days after execution of such agreement by the parties thereto. Any act or omission of the Sublicensee or sub-Sublicensee which is not promptly remedied by the COMPANY and which would have constituted a breach of this Agreement by the COMPANY had it been an act or omission by the COMPANY, shall constitute a breach of this Agreement.

SECTION 3

Diligence

3.1 COMPANY shall use its commercially reasonable best efforts to develop and commercialize Licensed Products through a commercially reasonable program for exploitation of the Patents. In the event that COMPANY shall cease to actively engage or promote the development and commercialization of Licensed Products for a continuous period of 30 days, YISSUM shall at its sole discretion, be entitled to terminate this Agreement, subject to prior notice.

SECTION 4

Consideration and Reporting

4.1    For the rights, privileges and license granted hereunder, COMPANY shall pay royalties to YISSUM in the manner hereinafter provided ("Royalties") until this Agreement shall expire or be terminated. COMPANY shall pay to YISSUM:

a)  In the event the COMPANY, or an Affiliate of COMPANY (in which such Affiliate shall be bound by the terms and conditions as set forth herein), sells Licensed Product, COMPANY shall pay YISSUM a royalty of four percent (4%) of Net Sales.

b)  in the event .the COMPANY receives Sublicensing Revenue for sublicensing or sub-sublicensing the Licensed Technology to a third party, the COMPANY shall pay YISSUM a royalty of eighteen percent (18.0%) of Sublicensing Revenue received.

4.2    Upon completion of the first round of equity financing by the COMPANY, the COMPANY shall reimburse YISSUM for all previous documented expenses and costs of YISSUM relating to the filing, maintenance and prosecution of the Patents.

4.3    Thirty days after the end of each calendar quarter (January 1, April 1, etc.) commencing from the date of the First Commercial Sale of the Product or the date a sub- license is granted, whichever occurs first, the COMPANY shall furnish YISSUM with a quarterly report (herein "Periodic Report") detailing the total sales effected during the Reporting Period and the total Royalties due to YISSUM hi respect of that period.

4.4    The Periodic Reports shall contain full particulars of all sales made by the COMPANY and/or Sub-Licensees and/or sub-Sublicensees and all of the proceeds obtained by the COMPANY in respect of granting sublicenses and sub-Sublicenses pursuant to section 2.2 above, including sales broken down according to countries, a breakdown of the number of Licensed Products sold, discounts, returns, the currency in which the sales were made, invoice date and all other relevant information enabling the Royalties payable according to section 4.1 above to be calculated. The Periodic Reports shall also specify any Net Sales to an Affiliate and shall set forth full details thereof.

4.5  Within 45 days from the date prescribed for the submission of each Periodic Report, the COMPANY shall pay the Royalties and amounts due to YISSUM in accordance with the Periodic Report.

4.6  The value of each sale shall be computed on the date of sale in US Dollars based on the rates published in the Wall Street Journal. The Royalties shall be computed and paid in US dollars. Payment of Value Added Tax (if charged) shall be added to each payment in accordance with the statutory rate in force at such time. In event that the COMPANY is prohibited under applicable foreign currency laws to transact in US Dollars, payment shall be made in New Israeli shekels according to the representative rate of exchange prevailing on the date of payment. All payments required to be made in accordance with the provisions of this Agreement shall be free and clear of any taxes or withholding of any kind. Any sum of money due to YISSUM hereunder which is not duly paid shall bear interest from the due date of payment until the actual date of payment at the maximum rate of default interest prevaling at Bank Leumi in respect of US dollar lines of credit.

4.7  The COMPANY shall keep full and correct books of accounts in accordance with General Accepted Accounting Procedures as required by International Accounting Standards enabling the Royalties to be calculated. The COMPANY shall procure that Sub-Licensees and sub-Sublicensees, if any, also keep such books of accounts as aforesaid. The COMPANY shall submit to YISSUM a report authorized by a certified public accountant containing all the particulars mentioned in section 4.3 above in respect of each Periodic Report detailing the Royalties and Sublicensing Revenues due to it in respect of the period covered by the Periodic Report. An annual report, authorized by a certified public accountant, shall be submitted at the end of each year, the first year for the purposes of this section commencing on the date of the First Commercial Sale, or the date a Sub-License is granted, whichever occurs first.

4.8  YISSUM and its authorized representatives may examine the COMPANY'S and Sub-Licensees' and sub-Sublicensee's books of accounts and any report or information relating to the manufacture and marketing of the Licensed Product in order to verify the calculation of the Royalties and Sublicensing Revenue and the accuracy of the information given to YISSUM in the aforegoing reports. If an error greater than 5.0% in the reports of the COMPANY will be found, the COMPANY will bear the full cost of the examination.

4.9       The provisions of this section are fundamental terms of the Agreement and the breach thereof shall constitute a fundamental breach of the Agreement.

SECTION 5

Development and Commercialization

5.1        The COMPANY undertakes, at its own expense, to use its commercially reasonable best efforts to carry out the development work necessary to develop the Licensed Product. A breach of this provision shall be deemed to be a fundamental breach of this Agreement.

5.2  The COMPANY shall give YISSUM written notice of the First Commercial Sale of the Product within 30 days thereof. This provision is a fundamental term of the Agreement.

SECTION 6

Ownership

6.        All rights in the Know-How, the Research, and the Research Results shall be solely owned by Yissum, and the Company shall hold the rights granted pursuant to the License as trustee for Yissum and make use of them solely in accordance with the terms of this Agreement.

Patents

7.1     COMPANY shall assume full responsibility and conduct of patent prosecution and maintenance of the Patents and will be responsible for preparing, filing, prosecuting and maintaining all patents and shall use patent counsel of its own choice, subject to the approval of YISSUM (not to be unreasonably withheld), at COMPANY'S own expense. COMPANY agrees to pay all costs, incident to the United States and foreign applications, patents and like protection, including all costs incurred for filing, prosecution, issuance and maintenance fees as well as any costs incurred in filing continuations, continuations-in-part, divisional or related applications and any re-examination or reissue proceedings. COMPANY shall file and maintain patent applications corresponding to the Licensed Technology in such countries as COMPANY in its sole discretion shall select but shall notify and consult with YISSUM as to those countries where it shall not file and maintain patent applications.

7.2     COMPANY agrees to keep YISSUM informed, of filing and prosecutions pursuant to this Section 7 including submitting to YISSUM copies of all official actions, applications, continuations, re־xaminations, re-issues, divisionals or like proceedings and responses thereto. COMPANY shall consult with YISSUM regarding any abandonment of the prosecution of patents application within the Patents.

7.3  Each and every patent application as aforesaid shall be registered exclusively in the name of YISSUM at the COMPANY'S sole expense.

7.4  In the event that COMPANY decides not to continue prosecution of a patent application to issuance or maintain any patent application or patent on technology within the Patents in a certain jurisdiction, COMPANY shall timely notify YISSUM in writing in order that YISSUM may continue said prosecution or maintenance of such patent applications at its option and at its own expense in such jurisdiction. In the event that the COMPANY shall elect not to file or prosecute or discontinue or abandon the filing, prosecution or maintenance of Patents in certain countries and YISSUM shall do so at its expense, then the License shall no longer be applicable in such countries. If COMPANY fails to notify YISSUM in sufficient time for YISSUM to assume the cost, COMPANY shall be considered in default of this Agreement.

7.5     COMPANY and all its Sublicensees and sub-Sublicensees shall mark all products covered by Patents with patent numbers in accordance with the statutory requirements in the country(ies) of manufacture, use, and sale, and pending the issue of any patents.

7.6     The COMPANY undertakes to act forthwith at its own expense to provide full protection against a third party's infringement of the Patents and/or the patents and/or any other right therein and forthwith to advise YISSUM upon learning of the infringement. The COMPANY shall give YISSUM immediate notice of any approach made to it by a patent examiner and/or attorney in connection with the subject matter of this Agreement. The COMPANY shall only reply to such approaches after consultation with YISSUM and subject to its consent.

7.7     The COMPANY shall use its best efforts at its own expense to defend any action, claim or demand made by any entity in connection with rights in the Patent and/or patents and shall give notice to YISSUM immediately upon learning of any such action, claim or demand as aforesaid.

7.8     Any settlement, consent judgment or other voluntary final disposition of any action pursuant to section 7.7 above shall not be entered into without the prior written consent of YISSUM.

7.9     Subject to reimbursement of documented reasonable out-of- pocket expenses incurred by the COMPANY in relation to any legal action contemplated under the provisions of section 7.7 above, any award in favor of YISSUM and/or the COMPANY resulting from such legal action shall be divided equally between the COMPANY and YISSUM. Any recovery of damages by COMPANY for each such suit shall be applied first in satisfaction of any unreimbursed documented reasonable expenses and legal fees of COMPANY relating to such suit.

7.10   The obligation of the COMPANY to notify YISSUM as stated in this section 7 are fundamental terms of this Agreement. A breach thereof shall constitute a fundamental breach of the Agreement, and YISSUM, at its sole discretion, shall have the right to terminate the Agreement immediately under terms and conditions as stated in section 11,

SECTION 7

Confidentiality

8.1       The COMPANY warrants and undertakes that during the term of this Agreement and subsequent thereto, it shall maintain full and absolute confidentiality and shall also be liable for its employees and/or representatives and/or persons acting on its behalf maintaining absolute confidentiality concerning inter alia any and all information, details and data which is in and/or comes to its knowledge and/or that of its employees, representatives and/or any person acting on its behalf directly or indirectly relating to the Licensed Technology. The COMPANY undertakes not to convey or disclose anything in connection with the aforegoing to any entity.

8.2       The obligation contained in this section shall not apply to information which is in the public domain as at the date hereof or to information which hereafter comes into the public domain, unless the COMPANY breaches its obligations pursuant to this Agreement as a result thereof the information comes into the public domain.

8.3       Notwithstanding Section 8.1, the COMPANY may disclose details and information to its employees and Sublicensees, as necessary for the performance of its obligations pursuant to this Agreement, provided that it procures that its employees and Sublicensees execute a confidentiality agreement, in the form attached hereto as Appendix 4.

8.4       Without prejudice to the aforegoing, the COMPANY shall not mention the Hebrew University's and/or YISSUM's name, unless required by law, in any manner or for any purpose in connection with this Agreement, the subject of the research or any matter relating to the Licensed Technology without obtaining YISSUM's prior written consent.

8.5       YISSUM shall procure that its researchers, employees and/or any other person connected with it with regard to the Licensed Technology execute the confidentiality agreement in the form annexed hereto as Append 3.

8.6       As a precondition to any sub-license, the COMPANY shall ensure that the Sublicensee procures that the employees and persons engaged thereby execute a confidentiality agreement in the form annexed hereto as Appendix 3.

8.7       The breach of this section, by any person or entity other than YISSUM or the COMPANY shall not be deemed a breach of the Agreement, if YISSUM or the COMPANY prove that they took all reasonable steps to avoid the breach.

8.8       The end or termination of this Agreement shall not release the parties from their obligations pursuant to this section.

8.9       The provisions of this section are fundamental provisions of the Agreement. Their breach shall constitute a fundamental breach of the Agreement, and YISSUM, at its sole discretion, shall have the right to terminate the Agreement immediately.

SECTION 8

Publications

9.1       YISSUM shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Licensed Technology, which are subject to the terms and conditions of this Agreement, are published by it or its researchers.

9.2       Dr. Saul Yedgar agrees not to disclose or divulge to any other person, party, or entity the confidential information or any information and material of the COMPANY, unless authorized by COMPANY, which authorization shall not be unreasonably withheld.

SECTION 9

Liability and Indemnity

10.1  YISSUM expressly disclaims any and all implied or express warranties and makes no express or implied warranties of merchantability or fitness for any particular purpose of the Licensed Technology.

10.2    The COMPANY shall be liable for any loss, injury and/or damage whatsoever caused to its employees and/or any person acting on its behalf and/or to the employees of YISSUM and/or any person acting on its behalf and/or to any third party by reason of the COMPANY's acts and/or omissions pursuant to this Agreement and/or by reason of any use made of the Licensed Technology by the COMPANY and/or any third party whatsoever.

10.3    The COMPANY undertakes to compensate, indemnify, defend and hold harmless YISSUM and/or any person acting on its behalf and/or any of its employees and/or representatives and/or the University (herein referred to as "Indemnitees") against any liability including product liability, damage, loss or expenses including reasonable legal fees and litigation expenses incurred by or imposed upon the Indemnitees by reason of its acts and/or omissions and/or which derive from its use, development, manufacture, marketing, sale and/or sub-licensing and/or sub-sublicensing of the Licensed Product, or Licensed Technology.

10.4    The COMPANY shall obtain prior to the commencement of clinical trials by the COMPANY and/or on behalf or at the request of the COMPANY and prior to the First Commercial Sale, comprehensive general liability insurance which shall provide:

(i)	Product liability coverage,

(ii)	Contractual liability coverage for the COMPANY's indemnification under this Agreement and in particular as stated in section 10.3 and

(iii)	Name YISSUM as an additional insured.

All required insurance will be at the COMPANY's sole cost and expense.

10.5    The COMPANY shall provide YISSUM with written evidence of such insurance upon request of YISSUM. The COMPANY shall provide YISSUM with written notice at least fifteen days prior to the cancellation, non-renewal or material change in such insurance; if the COMPANY does not obtain replacement insurance providing comparable coverage within such fifteen day period, YISSUM shall have the right to terminate this Agreement effective at the end of such fifteen day period without notice or any additional waiting periods.

10.6 The COMPANY shall maintain comprehensive general liability insurance beyond the expiration or termination of this Agreement during the period that a Licensed Product relating to and/or developed pursuant to this Agreement is being commercially distributed or sold by the COMPANY and/or Sub-Licensee.

10.7 YISSUM represents and warrants that to the best of its actual knowledge: (i) it has the full power to enter into this Agreement, to carry out its obligations under this Agreement, and to grant the rights granted to COMPANY herein; (ii) it has not previously granted and shall not grant to any third party any rights which are inconsistent with the rights granted to COMPANY herein; (iii) it has the rights, title, and interest in and to the Patents, as et out in Appendix 2; and (iv) no consent, approval or authorization of any other party is required.

10.8 COMPANY represents that: i) it has full coiporate power and authority to enter into this Agreement and carry out all the provisions of this Agreement; ii) it is authorized to execute this Agreement 011 its behalf; iii) the person executing this Agreement is duly authorized to do so; and iv) no consent, approval or authorization of any other party is required.

SECTION 10

Termination of the Agreement

11.1  Unless earlier terminated, as hereinafter provided, the term of this Agreement shall be for the longer of twenty (20) years or the term of any patent or patent application having a Valid Claim covering the Patents.

11.2  In the event of default or failure by COMPANY to perform any of the terms, covenants or provisions of this Agreement, COMPANY shall have thirty (30) days after the giving of written notice of such default by YISSUM to correct such default, but in the event that such default or breach cannot be rectified, YISSUM may terminate this Agreement with immediate effect. If a default capable of being rectified is not corrected within the said thirty (30) day period, YISSUM shall have the right, at its option, to cancel and terminate this Agreement at any time thereafter.

11.3         YISSUM shall have the right, at its option, to cancel and terminate this Agreement in the event that COMPANY shall become involved in insolvency, bankruptcy, liquidation, winding-up or receivership proceedings or in the event that an attachment is placed on assets of the COMPANY affecting the operation of its business. The COMPANY shall immediately notify YISSUM upon commencement of any bankruptcy, insolvency, liquidation, winding-up or receivership proceedings or the placing of an attachment on its assets.

11.4         In the event of termination of this Agreement for any reason whatsoever, the license shall terminate and all rights to the Patents and Licensed Technology shall revert to YISSUM and the COMPANY may make no further use thereof. Notwithstanding the aforesaid, the end or termination of this Agreement shall not release the COMPANY from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement's end or termination.

11.5         Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Sections 1 and 8-15 shall survive any such termination.

11.6         No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination.

11.7         COMPANY shall have the right to terminate this Agreement at any time on three (3) months notice to YISSUM, and upon payment of all amounts due YISSUM through the effective date of the termination.

SECTION 11

Law

12.1  The provisions of this Agreement and anything else concerning the relationship between the parties in connection with the subject matter of this Agreement shall be governed by Israeli law. The parties hereby submit to the exclusive jurisdiction of the appropriate courts in Jerusalem.

12.2         Notwithstanding the above, the COMPANY hereby agrees that, in the event that no treaty exists upholding the enforceability of temporary orders issued by Israeli courts in the foreign jurisdiction in which YISSUM may require such an order to be upheld, YISSUM may, at its own discretion, elect the place of jurisdiction for the obtaining of writs against the COMPANY.

12.3 The COMPANY undertakes not to object to the enforcement against it of writs issued by any aforesaid jurisdiction under such circumstances.

SECTION 12

Arbitration

13.1   All differences and disputes arising between the parties in connection with the Agreement and/or its interpretation and/or its performance and/or breach, shall be referred for the decision of a single arbitrator, who shall be appointed by agreement between the parties.

13.2   Should the parties not reach agreement as to the arbitrator's identity, the arbitrator shall be appointed by the Chairman of the Israeli Bar Association on the application of either of the parties.

13.3      The arbitration shall be held in Israel. The arbitrator shall not be bound by the civil procedure regulations and laws of evidence but shall be bound by the substantive law of Israel and be liable to give grounds for his decision.

13.4 The arbitrator's decision shall be final and shall bind the parties.

13.5 The execution of this Agreement shall constitute the execution of an arbitration deed.

SECTION 13

Miscellaneous

14.1    This Agreement shall be binding upon and shall inure to the benefit of YISSUM and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of COMPANY and its assigns and successors to all or substantially all of its assets or business to which this Agreement relates, but shall not otherwise be assignable or assigned by COMPANY without prior written approval by YISSUM being first obtained, which approval shall not be unreasonably withheld.

14.2  If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

14.3         All Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

14.4          The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

14.5         This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, supersedes any prior agreements and understandings with respect thereto and cannot be modified, amended or waived, in whole or in part, except in writing signed by the party to be charged. Any such purported modification, amendment, or waiver shall be null and void. A discharge of the terms of this Agreement shall not be deemed valid unless by full performance of the parties hereto or by writing signed by the parties hereto. A waiver by YISSUM of any breach by COMPANY of any provision or condition of this Agreement to be performed by COMPANY shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

14.6         Each party shall bear its own legal expenses involved in the making of this Agreement.

14.7         The headings to the sections in this agreement are for the sake of convenience only and shall not serve in the Agreement's interpretation.

14.8 The COMPANY shall disclose to YISSUM any existing agreement and/or arrangement or relationship of any land between it and employees of YISSUM and/or the Hebrew University of Jerusalem with respect to the Licensed Technology and in connection therewith and shall not enter into any agreement or arrangement with any employees of YISSUM and/or the Hebrew University of Jerusalem, as aforesaid, without the prior written consent of YISSUM.

14.9 The appendixes annexed hereto constitute an integral pail hereof and shall be read jointly with its terms and provisions.

SECTION 14

Notices

15.1 All notices and communications pursuant to this Agreement shall be made in writing and sent by registered mail to or served at the following addresses:

YISSUM RESEARCH DEVELOPMENT COMPANY

High Tech Park, Edmund Safra Campus,

POB 39135, Givat Ram Jerusalem 91390, Israel

MORRIA BIOPH ARM A CEUTIC AL,

INC. 1 Taib St., Jerusalem 95405, Israel

with a copy to Mark Cohen, Adv.

Eitan, Pearl, Latzer & Cohen-Zedek

Gav Yam 2, Shenkar street 7

Herzelia Pituach, Israel

or such other address furnished in writing by one party to the other. Any notice sent as aforesaid shall be deemed to have been received seven days after being posted by registered mail

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Effective Date. The undersigned representative of YISSUM is authorized to execute this Agreement on its behalf and bind YISSUM to the terms and conditions set forth.

YISSUM RESEARCH
DEVELOPMENT COMPANY		MORRIA BIOPHARMACEUTICAL INC.

By:	/s/ AVI BARAK	By:	/s / SAUL YEDGAR

Name:		Name:

Title:		Title:

Date:	November 26 2002	Date:	Nov 27 2002

By:	/s/ REUVEN RON	By:	/s/ YUVAL COEHN

Name:		Name:

Title:	VP MARKETING LIFE SCIENCE &MEDICINE	Title:	PRESIDENT

Date:	November 26 2002	Date:	Nov 27 2002

1, Saul Yedgar, acknowledge that I have read this Agreement in its entirety ׳and that I shall use reasonable efforts to uphold my individual obligations and responsibilities as set forth herein:

By:	/s/ SAUL YEDGAR	Date: Nov 27 2002
Signature

APPENDIX 1

Patent No./ Patent Application	Issue Date/Filing Date	Named Inventors	Title	Serial Number
EPLC P-2507-AU Yissum No. 2510	10־Jan-01	Saul Yedgar	Use of lipid conjugates in the treatment of disease
EPLC P-2507-CA Yissum No. 2510	10-Jan-01	Saul Yedgar	Use of lipid conjugates in the treatment of disease
EPLC P-2507-EP Yissum No. 2510	10-Jan01־	Saul Yedgar	Use of lipid conjugates in the treatment of disease	01900237.7
EPLC P-2507-IL Yissum No. 2510	10-Jan-01	Saul Yedgar	Use of lipid conjugates in the treatment of disease	150628
EPLC P-2507-JP Yissum No. 2510	10־Jan-01	Saul Yedgar	Use of lipid conjugates in the treatment of disease	2001-551427
EPLC P-2507-PC Yissum No. 2510	10־Jan-01	Saul Yedgar׳	Use of lipid conjugates in the treatment of disease	PCT/IL01/00023
EPLC P-2507-US Yissum No. 2510	10-Jan-01	Saul Yedgar	Use of lipid conjugates in the treatment of disease	09/756,765
EPLC P-2507-US1 Yissum No. 2510		Saul Yedgar	Use of lipid conjugates in the treatment of disease
EPLC P-2507-USP Yissum No. 2510	10־Jan00־	Saul Yedgar	Use of lipid conjugates in the treatment of disease	60/174,907
EPLC P-2507-USP1 Yissum No. 2510	10-Jan-00	Saul Yedgar	Use of lipid conjugates in the treatment of disease	60/174,905

APPENDIX 2

I, the undersigned ___________________, do hereby declare that I have knowledge of research on the subject _ ____________and that it is funded by ______________________.

1.	I do hereby undertake to keep secret and to do all in my power to prevent unauthorized disclosure of all information brought to my knowledge regarding the above research. I do further hereby consent to refrain from making public any work, report of work, or any other information concerning the above project, or to present in any other manner any work, report or information in writing and/or orally, without prior permission from YISSUM and___________________ This undertaking does not include information already disclosed in publication generally in the public domain, and under the contract dated between YISSUM and ______________________.

2.	It is hereby agreed that the undertaking of section I above does not apply to these dissertations presented by candidates for Masters and Doctoral Degrees, to internal referee committees of the University, who will themselves ensure that such information is not received by unauthorized bodies.

3.	In addition to all the above, I do also undertake to fully observe the instructions of the University administrative authorities as published by The Hebrew University of Jerusalem (Order No. 15-001 and 15-011).

4.	I do hereby undertake to keep all the above secret, and not to transfer to any person or persons, at any time, any information, in any way connected with the above subject without receiving the written permission of both YISSUM and_________________________________

Signature	Date

Form No.

Israel I.D. Card/Passport Number

CONFIDENTIAL

Morria Biopharmaceuticals Plc

(Company no. 5252842)

Registered in England

London Office

53 Davies street

Mayfair

London W1K 5JH

Tel: +44 (0)207 152 6341

Fax: +44 (0) 207 152 6342

Email: info@morria.com

Registered Office Address

Thames House

Portsmouth Road

Esher

Surrey

KT10 9AD

March, 4, 2012

Via E-Mail

Mr. Trachtenberg

YISSUM Research and Development Company of the

Hebrew University of Jerusalem

P.O. Box 39135 Jerusalem 91390

RE:	Updated Appendix 1 of the Exclusive License Agreement between Morria Biopharmaceuticals Inc. and Yissum

Dear Mr. Trachtenberg,

According to section 7.2 to the Exclusive License Agreement between Yissum Research and Development Company of the Hebrew University of Jerusalem (“Yissum”), and Morria Biopharmaceuticals (“Morria”) executed on November 27, 2002 (the “Agreement”), please find attached an updated Appendix 1, which is herby incorporated into the Agreement.

Furthermore, please update your records, as to the notice address of Morria, as defined in section 15.1 of the Agreement to:

Morria Biopharmaceuticals Plc

Thames House

Portsmouth Road

Esher

Surrey

KT10 9AD

With a copy to:

Mark S. Cohen

Pearl Cohen Zedek Latzer, LLP

1500 Broadway, 12th Floor

New York, NY 10036

We will continue to update Yissum with all future patent filing by Morria, according to the Agreement.

Please sign and return the letter, acknowledging receipt of this Update letter.

Yours sincerely,

Daniel Intract

cc: Mark Cohen, Executive Chairman

The undersigned confirms receipt of the Update Letter.

YISSUM

Research and Development Company of the Hebrew University of Jerusalem

By:

Date: March ___, 2012

Appendix 1

Morria Patent Schedule

US Granted Patents

PCZL Ref. No.	Application # / Patent No.	Assignee	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-2507-US	09/756,765 Patent No. 7,034,006	YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM	10-Jan-2001	10-Jan-2000	Patented	YEDGAR, Saul; SHOSEYOV, David; GOLOMB, Gershon; REICH, Reuven; GINSBURG, Isaac; HIGAZI, Abd-al-Roof; LIGUMSKI, Moshe; KRIMSKY, Miron; OJCIUS, David; YARD, Benito Antonio; van der WOUDE, Fokko Johannes; SCHNITZER, Edit	Phosphatidylethanolamine glycosaminoglycan conjugates, including HyPE.

P-2507-US1	10/627,981 Patent No. 7,101,859	YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM	28-July-2003	10-Jan-2000	Patented	YEDGAR, Saul; KRIMSKY, Miron; BECK, Grietje; YARD, Benito Antonio; van der WOUDE, Fokko Johannes	Methods of treating sepsis with MFAIDs, including with HyPE.

PCZL Ref. No.	Application # / Patent No.	Assignee	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-2507-US2	10/790,182 Patent No. 7,141,552	YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM	02-Mar-2004	10-Jan-2000	Patented	YEDGAR, Saul; LIGUMSKI, Moshe; KRIMSKY, Miron	Methods of treating intestinal diseases with MFAIDs.

P-2507-US4	10/989,606; Patent No. 7,811,999	YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM	17-Nov-2004	10-Jan-2000	Patented	YEDGAR, Saul; SHOSEYOV, David	Methods of treating obstructive respiratory diseases with glycosaminoglycan conjugates with phosphatidylethanolamine or phosphatidylserine.

P-2507-US5	10/952,496 Patent No. 7,393,938	YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM	29-Sep-2004	10-Jan-2000	Patented	YEDGAR, Saul	Phosphatidylserine glycosaminoglycan conjugates.

PCZL Ref. No.	Application # / Patent No.	Assignee	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-2507-US6	10/989,607 Patent No. 7,772,196	YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM	17-Nov-2004	10-Jan-2000	Patented	YEDGAR, Saul	Methods of treating a dermatological condition with phosphatidylethanolamine glycosaminoglycan conjugates, including HyPE.

P-2507-US7	11/220,965 Patent No. 7,504,384	YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM	08-Sep-2005	10-Jan-2000	Patented	YEDGAR, Saul; OJCIUS, David	Methods of treating infections with phosphatidylethanolamine glycosaminoglycan conjugates, including HyPE.

P-2507-US9	11/285,375 Patent No. 8,076,312	YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM	23-Nov-2005	10-Jan-2000	Patented	YEDGAR, Saul	Methods of treating asthma, COPD and allergic rhinitis with phosphatidylethanolamine glycosaminoglycan conjugates, including HyPE.

PCZL Ref. No.	Application # / Patent No.	Assignee	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-2507-US16	11/475,240 Patent No. 7,608,598	YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM	27-June-2006	10-Jan-2000	Patented	YEDGAR, Saul	Methods of treating conjuctivitis with phosphatidylethanolamine glycosaminoglycan conjugates, including HyPE.

P-2507-US19	12/010,315 Patent No. 7,893,226	YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM	23-Jan-2008	10-Jan-2000	Patented	YEDGAR, Saul	Methods of manufacturing MFAIDs.

US Pending Patent Applications

PCZL Ref. No.	Application #	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-2507-US3	10/919,523	17-Aug-2004	10-Jan-2000	Pending	YEDGAR, Saul	Methods of treating nervous system disorders with phosphatidylethanolamine glycosaminoglycan conjugates

P-2507-US8	11/524,519	21-Sep-2006	10-Jan-2000	Pending	YEDGAR, Saul; KRIMSKY, Miron; INGBER, Arie	Methods of treating a dermatological condition with MFAIDs.

P-2507-US17	11/598,812	14-Nov-2006	10-Jan-2000	Pending	YEDGAR, Saul; LIGUMSKI, Moshe; KRIMSKY, Miron	Methods of treating Crohn’s disease and ulcerative colitis with MFAIDs, including HyPE.

P-2507-US15	11/822,423	05-July-2007	10-Jan-2000	Pending	YEDGAR, Saul	Methods of treating neoplasias or cancers with MFAIDs.

P-2507-US20	12/406,130	18-Mar-2009	10-Jan-2001	Pending	YEDGAR, Saul	Methods of inhibiting angiogenisis or diseases associated with angiogenesis using MFAIDs

P-2507-US22	12/605,887	26-Oct-2009	10-Jan-2000	Pending	YEDGAR, Saul	Methods of treating conjuctivitis with MFAIDs.

P-2507-US23	12/820,161	22-June-2010	10-Jan-2000	Pending	YEDGAR, Saul	Methods of treating a dermatological condition with phosphatidylserine glycosaminoglycan conjugates.

P-2507-US24	13/031,990	22-Feb-2011	10-Jan-2000	Pending	YEDGAR, Saul	MFAID compounds.

P-8131-US	11/496,728	01-Aug-2006	03-Aug-2005	Pending	YEDGAR, Saul; PRINCE, Alice	Methods of treating cystic fibrosis with MFAIDs.

PCZL Ref. No.	Application #	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-8653-US	11/716,015	09-Mar-2007	09-Mar-2006	Pending	YEDGAR, Saul	Catheters and stents coated with MFAIDs.

P-8967-US	11/984,224	14-Nov-2007	14-Nov-2006	Pending	YEDGAR, Saul; COHEN, Yuval	A contact lens comprising a phosphatidylethanolamine glycosaminoglycan conjugate.

P-8967-US1	11/984,223	14-Nov-2007	14-Nov-2006	Pending	YEDGAR, Saul; COHEN, Yuval	Methods of treating eye diseases and disorders with MFAIDs.

P-71126-US	12/997,014	09-Dec-2010	11-May-2009	Pending	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Low molecular weight phospholipid-glycosaminoglycan conjugate compositions.

P-73006-US	12/463,792	11-May-2009	29-Sep-2004	Pending	YEDGAR, Saul	Methods of treating cancers and disorders associated with matrix metalloproteinases using MFAIDs.

P-75622-US	13/283,020	27-Oct-2011	17-Nov-2005	Pending	YEDGAR, Saul	Methods of treating chronic rhinosinusitis or nasal polyps with MFAIDs.

P-75630-US	13/316,592	12-Dec-2011	17-Nov-2005	Pending	YEDGAR, Saul	Methods of treating allergic rhinitis with MFAIDs.

P-74830-USP	61/485,192	12-May-2011	12-May-2001	Pending	YEDGAR, Saul	Liposomes comprising a lipid bilayer and a polymer conjugated lipid and methods of treating diseases (including obstructive pulmonary diseases and cystic fibrosis) using the liposomes.

Rest of the World Granted Patents

PCZL Ref. No.	Country	Application # / Patent No	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-2507-AU	Australia	23935/01 Patent No. 785017	10-Jan-2001	10-Jan-2000	Patented	YEDGAR, Saul; SHOSEYOV, David; GOLOMB, Gershon; REICH, Reuven; GINSBURG, Isaac; HIGAZI, Abd-al-Roof; LIGUMSKI, Moshe; KRIMSKY, Miron; OJCIUS, David; YARD, Benito Antonio; van der WOUDE, Fokko Johannes; SCHNITZER, Edit	1. Glycosaminoglycan MFAIDs. 2. Use of Glycosaminoglycan MFAIDs to treat asthma, COPD and dermatologic conditions.

P-2507-CA	Canada	2,397,016	10-Jan-2001	10-Jan-2000	Patented	YEDGAR, Saul; SHOSEYOV, David; GOLOMB, Gershon; REICH, Reuven; GINSBURG, Isaac; HIGAZI, Abd-al-Roof; LIGUMSKI, Moshe; KRIMSKY, Miron; OJCIUS, David; YARD, Benito Antonio; van der WOUDE, Fokko Johannes; SCHNITZER, Edit	1. Phosphotidylethanolamine glycosaminoglycan conjugates. 2. Use of Glycosaminoglycan MFAIDs to treat asthma, COPD and dermatologic conditions.

PCZL Ref. No.	Country	Application # / Patent No	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-2507-IL	Israel	150628	10-Jan-2001	10-Jan-2000	Patented	YEDGAR, Saul; SHOSEYOV, David; GOLOMB, Gershon; REICH, Reuven; GINSBURG, Isaac; HIGAZI, Abd-al-Roof; LIGUMSKI, Moshe; KRIMSKY, Miron; OJCIUS, David; YARD, Benito Antonio; van der WOUDE, Fokko Johannes; SCHNITZER, Edit	Phosphotidylethanolamine glycosaminoglycan conjugates.

P-2507-JP	Japan	2001-551427 4,782,966	10-Jan-2001	10-Jan-2000	Patented	YEDGAR, Saul; SHOSEYOV, David; GOLOMB, Gershon; REICH, Reuven; GINSBURG, Isaac; HIGAZI, Abd-al-Roof; LIGUMSKI, Moshe; KRIMSKY, Miron; OJCIUS, David; YARD, Benito Antonio; van der WOUDE, Fokko Johannes; SCHNITZER, Edit

1. Phosphotidylethanolamine glycosaminoglycan conjugates.

2. Use of phosphotidylethanolamine glycosaminoglycan conjugates to treat asthma, obstructive respiratory diseases, dermatologic conditions or intestinal diseases.

PCZL Ref. No.	Country	Application # / Patent No	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-2507-AU2	Australia	2005218545	02-Mar-2005	2-Mar-2004	Patented	YEDGAR, Saul	1. MFAID compounds. 2. Use of MFAID compounds to treat sepsis, an intestinal disease, a CNS disease or disorder, an obstructive respiratory disease or a dermatologic condition.

P-2507-AU3	Australia	2005305456	17-Nov-2005	17-Nov-2004	Patented	YEDGAR, Saul	Use of MFAIDs to treat asthma, allergic rhinitis, or COPD.

P-2507-EA3	Eurasia	200701077 Patent No. 012138	17-Nov-2005	17-Nov-2004	Patented	YEDGAR, Saul	Use of MFAIDs to treat asthma, allergic rhinitis, or COPD.

P-2507-CN3	China	200580046771.3 Patent No. ZL200580046771.3	17-Nov-2005	17-Nov-2004	Patented	YEDGAR, Saul	Use of phospholipid-ethanolamine-glycosaminoglycan conjugates to treat asthma, COPD or allergic rhinitis.

Rest of the World Pending Patent Applications

PCZL Ref. No.	Country	Application #	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-2507-EP	Europe	01900237.7	10-Jan-2001	10-Jan-2000	Pending	YEDGAR, Saul; SHOSEYOV, David; GOLOMB, Gershon; REICH, Reuven; GINSBURG, Isaac; HIGAZI, Abd-al-Roof; LIGUMSKI, Moshe; KRIMSKY, Miron; OJCIUS, David; YARD, Benito Antonio; van der WOUDE, Fokko Johannes; SCHNITZER, Edit	1. MFAID compounds. 2. The Use of MFAIDs to treat a variety of diseases.

P-2507-JP4	Japan	2011-105921	11-May-2011	10-Jan-2001	Pending	YEDGAR, Saul; SHOSEYOV, David; GOLOMB, Gershon; REICH, Reuven; GINSBURG, Isaac; HIGAZI, Abd-al-Roof; LIGUMSKI, Moshe; KRIMSKY, Miron; OJCIUS, David; YARD, Benito Antonio; van der WOUDE, Fokko Johannes; SCHNITZER, Edit	Divisional of 2507-JP 1. MFAID compounds. 2. The Use of MFAIDs to treat a variety of diseases and disorders.

PCZL Ref. No.	Country	Application #	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-2507-AU4	Australia	2011201154	15-Mar-2011	2-Mar-2005	Pending	YEDGAR, Saul	Divisional of 2507-AU2 1. MFAID compounds. 2. Use of MFAID compounds to a variety of diseases and disorders.

P-2507-AU5	Australia	2011213739	18-Aug-2011	17-Nov-2004	Pending	YEDGAR, Saul	Divisional of 2507-AU3 Use of MFAIDs to treat asthma, allergic rhinitis, or COPD.

P-2507-CA2	Canada	2558416	02-Mar-2005	2-Mar-2004	Pending	YEDGAR, Saul	1. MFAID compounds. 2. The Use of MFAIDs to treat a variety of diseases and disorders.

P-2507-EP2	Europe	05724186.1	02-Mar-2005	2-Mar-2004	Pending	YEDGAR, Saul	1. MFAID compounds. 2. The Use of MFAIDs to treat a variety of diseases and disorders.

P-2507-HK	Hong Kong	07109751.3	07-Sep-2007	2-Mar-2004	Pending	YEDGAR, Saul	Same as P-2507-EP2

P-2507-JP2	Japan	2007-501901	02-Mar-2005	2-Mar-2005	Pending	YEDGAR, Saul	1. MFAID compounds. 2. The Use of MFAIDs to treat a variety of diseases and disorders.

P-2507-CA3	Canada	2587883	17-Nov-2005	17-Nov-2004	Pending	YEDGAR, Saul	Use of MFAIDs to treat asthma, allergic rhinitis, or COPD.

PCZL Ref. No.	Country	Application #	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-2507-EP3	Europe	05808267.8	17-Nov-2005	17-Nov-2004	Pending	YEDGAR, Saul	Compounds for use of MFAIDs to treat or prevent asthma, allergic rhinitis, or COPD.

P-2507-IL3	Israel	183227	17-Nov-2005	17-Nov-2004	Pending	YEDGAR, Saul	Use of phosphotidylethanolamine glycosaminoglycan conjugates to treat or reduce the symptoms of asthma or COPD.

P-2507-IL5	Israel	212214	07-Apr-2011	17-Nov-2004	Pending	YEDGAR, Saul	Divisional of P-2507-IL3 Use of MFAIDs to treat or prevent allergic rhinitis.

P-2507-IL6	Israel	212215	07-Apr-2011	17-Nov-2004	Pending	YEDGAR, Saul	Divisional of P-2507-IL3 Use of MFAIDs to treat or prevent COPD.

P-2507-JP3	Japan	2007-542507	17-Nov-2005	17-Nov-2004	Pending	YEDGAR, Saul	Use of MFAIDs to treat asthma or allergic rhinitis.

P-2507-JP5	Japan	2011-199088	13-Sep-2011	2-Mar-2004	Pending	YEDGAR, Saul	Divisional of P-2507-JP3 Use of MFAIDs to treat asthma, allergic rhinitis, or COPD.

P-2507-JP6	Japan	2011-255723	24-Nov-2011	17-Nov-2004	Pending	YEDGAR, Saul	Divisional of P-2507-JP2 1. MFAID compounds. 2. The Use of MFAIDs to treat a variety of diseases and disorders.

P-2507-MX3	Mexico	MX/a/2007/005975	17-Nov-2005	17-Nov-2004	Allowed	YEDGAR, Saul	Use of MFAIDs to treat asthma, allergic rhinitis, or COPD.

P-8131-AU	Australia	2006278657	01-Aug-2006	03-Aug-2005	Pending	YEDGAR, Saul; PRINCE, Alice	Use of MFAIDs to treat cystic fibrosis.

PCZL Ref. No.	Country	Application #	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-8131-CA	Canada	2617484	01-Aug-2006	03-Aug-2005	Pending	PRINCE, Alice; YEDGAR, Saul	Use of MFAIDs to treat cystic fibrosis.

P-8131-CN	China	20068000037016.3	01-Aug-2006	03-Aug-2005	Pending	YEDGAR, Saul; PRINCE, Alice; COHEN, Yuval	Use of MFAIDs to treat cystic fibrosis.

P-8131-EA	Eurasia	200800489	01-Aug-2006	03-Aug-2005	Pending	PRINCE, Alice; YEDGAR, Saul	Use of MFAIDs to treat cystic fibrosis.

P-8131-EP	Europe	EP06800600.6	01-Aug-2006	03-Aug-2005	Pending	PRINCE, Alice; YEDGAR, Saul; COHEN, Yuval	Use of MFAIDs to treat cystic fibrosis.

P-8131-IL	Israel	189171	01-Aug-2006	03-Aug-2005	Pending	PRINCE, Alice; YEDGAR, Saul	Use of MFAIDs to treat cystic fibrosis.

P-8131-JP	Japan	2008525110	01-Aug-2006	03-Aug-2005	Pending	PRINCE, Alice; YEDGAR, Saul	Use of MFAIDs to treat cystic fibrosis.

P-8131-KR	Korea	10-2008-7005229	01-Aug-2006	03-Aug-2005	Pending	YEDGAR, Saul; PRINCE, Alice	Use of MFAIDs to treat cystic fibrosis.

P-8131-MX	Mexico	MX/a2008/001639	01-Aug-2006	03-Aug-2005	Pending	PRINCE, Alice; YEDGAR, Saul	Use of MFAIDs to treat cystic fibrosis.

P-8653-AU	Australia	2007224324	11-Mar-2007	09-Mar-2006	Pending	YEDGAR, Saul	Catheters and stents coated with MFAIDs.

P-8653-CA	Canada	2645079	11-Mar-2007	09-Mar-2006	Pending	YEDGAR, Saul	Catheters and stents coated with MFAIDs.

P-8653-CN	China	200780016485.1	11-Mar-2007	09-Mar-2006	Pending	YEDGAR, Saul	Catheters and stents coated with MFAIDs.

PCZL Ref. No.	Country	Application #	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-8653-IL	Israel	193979	11-Mar-2007	09-Mar-2006	Pending	YEDGAR, Saul	Catheters and stents coated with MFAIDs.

P-8967-AU	Australia	2007320737	14-Nov-2007	14-Nov-2006	Pending	YEDGAR, Saul; COHEN, Yuval	A contact lens comprising MFAIDs.

P-8967-EP	Europe	07827381.0	14-Nov-2007	14-Nov-2006	Pending	YEDGAR, Saul; COHEN, Yuval	A contact lens comprising MFAIDs.

P-8967-AU1	Australia	2007320736	14-Nov-2007	14-Nov-2006	Pending	YEDGAR, Saul; COHEN, Yuval	1. Use of MFAIDs to treat eye disorders. 2. Contact lens solutions comprising MFAIDs.

P-8967-CA1	Canada	2705785	14-Nov-2007	14-Nov-2006	Pending	YEDGAR, Saul; COHEN, Yuval	1. Use of MFAIDs to treat eye disorders. 2. Contact lens solutions comprising MFAIDs.

P-8967-CN1	China	200780049831.6	14-Nov-2007	14-Nov-2006	Pending	YEDGAR, Saul; COHEN, Yuval	1. Use of MFAIDs to treat eye disorders. 2. Contact lens solutions comprising MFAIDs.

P-8967-EP1	Europe	07827380.2	14-Nov-2007	14-Nov-2006	Pending	YEDGAR, Saul; COHEN, Yuval	1. Use of MFAIDs to treat eye disorders. 2. Contact lens solutions comprising MFAIDs.

P-71126-AU	Australia	Not yet known	11-May-2010	11-May-2009	Pending	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Low molecular weight phospholipid-glycosaminoglycan conjugate compositions.

P-71126-CA	Canada	2,761,590	11-May-2010	11-May-2009	Pending	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Low molecular weight phospholipid-glycosaminoglycan conjugate compositions.

PCZL Ref. No.	Country	Application #	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-71126-CN	China	Not yet known	11-May-2010	11-May-2009	Pending	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Low molecular weight phospholipid-glycosaminoglycan conjugate compositions.

P-71126-EP	Europe	10775366.7	11-May-2010	11-May-2009	Pending	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Low molecular weight phospholipid-glycosaminoglycan conjugate compositions.

P-71126-IL	Israel	216203	11-May-2010	11-May-2009	Pending	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Low molecular weight phospholipid-glycosaminoglycan conjugate compositions.

P-71126-JP	Japan	Not yet known	11-May-2010	11-May-2009	Pending	YEDGAR, Saul; COHEN, Yuval; BONDI, Joseph V.	Low molecular weight phospholipid-glycosaminoglycan conjugate compositions.

P-73006-AU	Australia	2010247105	11-May-2010	11-May-2009	Pending	YEDGAR, Saul	Methods of treating cancers and disorders associated with matrix metalloproteinases using phosphatidylethanolamine glycosaminoglycan conjugates or phosphatidylserine glycosaminoglycan conjugates.

P-73006-CA	Canada	2,761,605	11-May-2010	11-May-2009	Pending	YEDGAR, Saul	Methods of treating cancers and disorders associated with matrix metalloproteinases using phosphatidylethanolamine glycosaminoglycan conjugates or phosphatidylserine glycosaminoglycan conjugates.

PCZL Ref. No.	Country	Application #	Filing Date	Priority Date	Status	Inventor/s	Claimed

P-73006-CN	China	Not yet known	11-May-2010	11-May-2009	Pending	YEDGAR, Saul	Methods of treating cancers and disorders associated with matrix metalloproteinases using phosphatidylethanolamine glycosaminoglycan conjugates or phosphatidylserine glycosaminoglycan conjugates.

P-73006-EP	Europe	10774611.7	11-May-2010	11-May-2009	Pending	YEDGAR, Saul	Methods of treating cancers and disorders associated with matrix metalloproteinases using phosphatidylethanolamine glycosaminoglycan conjugates or phosphatidylserine glycosaminoglycan conjugates.

P-73006-IL	Israel	216205	11-May-2010	11-May-2009	Pending	YEDGAR, Saul	Methods of treating cancers and disorders associated with matrix metalloproteinases using phosphatidylethanolamine glycosaminoglycan conjugates or phosphatidylserine glycosaminoglycan conjugates.

P-73006-JP	Japan	Not yet known	11-May-2010	11-May-2009	Pending	YEDGAR, Saul	Methods of treating cancers and disorders associated with matrix metalloproteinases using phosphatidylethanolamine glycosaminoglycan conjugates or phosphatidylserine glycosaminoglycan conjugates.

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